UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2010

DesignLine Corporation
 (Exact name of registrant as specified in its charter)

Delaware	333-148735	27-1263294
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2309 Nevada Boulevard Charlotte, North Carolina	28273
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 494-7800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 15, 2010, we executed a third amendment (the “Third Amendment”) to our current banking facilities in the United States that, among other things, extended all maturity dates to March 26, 2010, amended certain covenants, deferred payment of certain fees and expenses and waived prior defaults.

As previously reported in our Current Report on Form 8-K dated December 10, 2009, we have a $7.0 million revolving credit facility secured by substantially all of our U.S. assets (the “Credit Facility”) and an $800,000 term loan secured by two hybrid transit vehicles (the “Term Loan”) from our U.S. lender (the “Bank”). We also have a letter of credit issued by the Bank in the amount of approximately $4.2 million, which is secured by cash on deposit with the Bank in the amount of approximately $4.2 million. As of the date of this report, the total principal amount of indebtedness outstanding under the Credit Facility and the Term Loan was approximately $4.2 million. Pursuant to the Third Amendment, we have agreed to reduce this amount to $3.8 million on or before January 29, 2010.

As previously reported in our Current Report on Form 8-K dated December 10, 2009, we have two additional letters of credit issued by the Bank in the amounts of approximately $500,000 and $447,000, respectively. As of the date of this report, two new letters of credit for these amounts have been issued as replacements by two other banks.

The Credit Facility, as amended, continues to bear a floating interest rate based on the 30-day LIBOR rate plus a margin of 7.0% per annum. The Term Loan, as amended, also continues to bear a fixed rate of interest of 8.0% per annum. All amounts borrowed under the U.S. banking facilities and reimbursement obligations in respect of the Letters of Credit remain secured and cross-collateralized by general security interests on substantially all of our U.S. assets. The Third Amendment contains customary representations and warranties for amendments of this type and modifies or adds certain affirmative and negative covenants and events of default, including certain reporting and notice requirements; and certain additional capital requirements to reduce the principal balance of the Facilities.

We intend to repay the U.S. banking facilities in full by means of a replacement facility, although we can offer no assurances in that regard. Our failure to comply with our U.S. banking facilities or to repay or refinance them when they become due could have a material adverse effect on our business, results of operations and financial condition.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DesignLine Corporation

Dated: January 26, 2010

By:   /s/ Brad C. Glosson

Brad C. Glosson
Chief Executive Officer